UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter

Walter Wendland
(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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Additional Soliciting Materials

On February 19, 2013, Homeland Energy Solutions, LLC (the "Company") filed a Definitive Proxy Statement for the Company's 2013 Annual Meeting to be held on Thursday, April 4, 2013 (the "Proxy Statement"). The Proxy Statement includes a proposal for the election of three directors at the Company's 2013 Annual Meeting. One of the nominees who is running for election at the 2013 Annual Meeting, Mr. Walter Wendland, sent a letter to each of the Company's members on or about April 1, 2013. The letter is set out in the attached exhibit.

The Truth: Walt Wendland's personal response to Steve Retterath's email of March 30, 2013-not on behalf of the company of Homeland Energy Solutions. (I am aware that not every shareholder received Steve Retterath's letter.)
On Wednesday night March 27th I received an email from Steve's Attorney, Allen Libow, containing a version of the letter you as shareholders received. On Thursday morning I called Steve to talk about this and ask that he at least get the facts right. His first comment to me was that I can make this all go away and all I need to do is get him $2000 per share for his ownership and the shares owned by his friends in Florida. I told him that was a board decision and there was nothing I could do about that. I question how many of the shareholders want the board to let Steve and his friends double their money and saddle the company with a huge amount of debt. Steve's approach seems to be the more miserable he makes it for the other Board of Directors and me, the more he will get paid and the faster he will get his money out.
Here are specific points regarding the letter that Steve Retterath sent out:
In Steve's letter he states “I have also enclosed a lawsuit filed against Homeland Energy Solutions, LLC, Kevin Howes, David Finke and Walter Wendland.”

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The present claim is wholly unproven, vigorously denied by those accused, has been the subject of careful investigation by Homeland's regular employment counsel. The claim is a garden variety employment claim, covered by Homeland's insurance and monitored by the Board.

Paragraph 2: Calling Mr. Lindaman's Proposition 2 a “Misleading Scheme” to erase the checks and balances of the owners of Homeland Energy Solutions.

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Voting for Proposition 2 takes away Steve Retterath's right to vote for directors and appoint directors with the same units. To appoint a director an investor needs to own 5,000 units. Steve Retterath currently owns over 25,000 units. 10,000 of those units enable him to appoint 2 directors (the maximum allowed under the operating agreement). He also votes all 25,000+ units. If Proposition 2 is approved he will appoint 2 directors with the 10,000 units and only votes the remaining 15,000+ units in the general election. Mr. Lindaman followed the rules of the company's operating agreement in putting this on the ballot for a vote of the membership. I had no part in bringing the amendment to a vote. Giving investors an unencumbered voice on the board is exactly why you should vote for Prop 2.

Paragraph 3: Mr. Wendland wants more control with a Board seat and to add another position along with a RFA office.

•	I am running for the board because Jim Boeding's absence will leave a very big hole and I felt I could help. If necessary after I am elected I will resign as President & CEO if the board desires.
Having a large amount of time invested with the company, I want to aid in the company's continued success despite the annual outcome of the Management Services Agreement. I have 3 ½ years before my possible term begins as Chairman of the RFA.
Paragraph 4: “In 2012 not a single distribution was made and in 2011 when the company made $36 million only $12 million in distributions were given.”

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In March of 2012 a distribution was made of $133/ share ($12 million total), in 2011 a $79 share distribution was made and in 2010 a $68 distribution was made, 1 year after start-up. The company was hoping to pay the balance for 2011 earnings to reach the maximum distribution allowed under the loan covenants, as was paid the two previous years, until the drought hit and margins became very narrow. The majority of the investors and Steve do not have similar interests lately as his primary interest is to sell his interest in the company, as he did in GGE and Absolute Energy. Steve has made derogatory remarks about the small investors and said they have no right trying to control “his” money. Only Steve and GGE lose the right to vote and appoint with the same shares. Quite the opposite, all others investors have a better chance of being heard.

Paragraph 6: “With the ever-escalating price of corn charged by farmers and Mr. Wendland, your investment may become worthless.”

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I don't grow any corn as 100% of my time is dedicated to the management of GGE & HES. Stan does a great job of buying almost 50 million bushels of corn a year for the fairest price possible. The company has a better chance of becoming worthless if the board pays Steve Retterath what he is asking for all his shares.

Paragraph7: “Voting for Proposal Two is absolutely NOT in the best interests of the INVESTOR (owner).”

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I disagree with Steve Retterath's statement. If you look at the past elections, how many good directors have not been re-elected? It would be very difficult in the company's short history to be elected without Steve Retterath's vote. The results of every election is posted on the SEC website and the link to the SEC filing is on the Homeland Energy's homepage. I support voting in favor of Proposition 2.

If anything in these letters makes you want to change your vote, Homeland staff will have ballots for everyone at the Annual Meeting at Kolby's Dine & Stein in New Hampton, Iowa, on Thursday, April 4, 2013.
It is a privilege to be a part of the HES success. I have the utmost respect for the management team and all of the employees. Their ability to work as a team towards the “best of industry” standards has been a privilege to assist with and amazing to watch.

Walter Wendland